                                                                    EXHIBIT 12.1

                        PIONEER NATURAL RESOURCES COMPANY
      RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS
                          (in thousands, except ratios)

                                                       THREE MONTHS                    YEAR ENDED DECEMBER 31,
                                                           ENDED      ------------------------------------------------------
                                                       MARCH 31, 2002   2001      2000      1999        1998         1997
                                                       -------------- --------  --------  --------   ---------   -----------
Pretax earnings                                         $    (2,369)  $107,765  $158,499  $(23,060)  $(730,826)  $(1,377,563)
                                                        -----------   --------  --------  --------   ---------   -----------

Adjustments:
      Add fixed charges and preferred stock dividends:
           Interest expense                                  26,317    131,958   161,952   170,344     164,285        77,550
           Interest capitalized                               2,131      5,991        --        --          --            --
           Rental expense attributable
             to interest                                        495      2,200     2,333     2,300       2,967         1,233
           Preferred stock dividends                             --         --        --        --          --            --
                                                        -----------   --------  --------  --------   ---------   -----------

           Total fixed charges and
              preferred stock dividends                      28,943    140,149   164,285   172,644     167,252        78,783
                                                        -----------   --------  --------  --------   ---------   -----------

Deduct:
      Interest capitalized                                    2,131      5,991        --        --          --            --
      Preferred stock dividends                                  --         --        --        --          --            --
                                                        -----------   --------  --------  --------   ---------   -----------

           Total deductions                                   2,131      5,991        --        --          --            --
                                                        -----------   --------  --------  --------   ---------   -----------

Adjusted earnings                                       $    24,443   $241,923  $322,784  $149,584   $(563,574)  $(1,298,780)
                                                        ===========   ========  ========  ========   =========   ===========

Ratio of earnings to fixed charges                             0.84       1.73      1.96      0.87       (3.37)       (16.49)
                                                        ===========   ========  ========  ========   =========   ===========

Ratio of earnings to fixed charges
      and preferred stock dividends                            0.84       1.73      1.96      0.87       (3.37)       (16.49)
                                                        ===========   ========  ========  ========   =========   ===========


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(1)        Earnings were insufficient to cover fixed charges and preferred stock dividends by $4.5 million, $23.1 million, $730.8 million, $1,377.6 million during the quarter ended March 31, 2002 and for the years ended December 31, 1999, 1998 and 1997, respectively.